Exhibit (d)(2)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

April [ ], 2012

The Lazard Funds, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:      Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, and excluding shareholder redemption fees or other transaction fees, but including the management fee stated in the Investment Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Investment Management Agreement, or LAM will bear, such excess expense.

This Agreement is effective immediately. This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Investment Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:

Gerald Mazzari, Managing Director

Accepted and Agreed To:

THE LAZARD FUNDS, INC.,
   on behalf of each of the Portfolios
   set forth on Schedule A hereto

By:

Stephen St. Clair, Treasurer

SCHEDULE A

	Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares

From May 1, 2012 until May 31, 2012

Lazard U.S. Equity Value Portfolio*	0.75%	1.05%

From May 31, 2012 until June 1, 2013

Lazard U.S. Equity Concentrated Portfolio*	0.95%	1.25%

From June 1, 2013 through April 30, 2021

Lazard U.S. Equity Concentrated Portfolio*	1.10%	1.40%

From May 1, 2012 through April 30, 2013

Lazard U.S. Strategic Equity Portfolio	0.75%	1.05%
Lazard U.S. Mid Cap Equity Portfolio	1.05%	1.35%
Lazard U.S. Small-Mid Cap Equity Portfolio	1.15%	1.45%
Lazard International Equity Portfolio	1.05%	1.35%
Lazard International Strategic Equity Portfolio	1.15%	1.45%
Lazard International Small Cap Equity Portfolio	1.13%	1.43%
Lazard Emerging Markets Equity Portfolio	1.30%	1.60%
Lazard Developing Markets Equity Portfolio	1.30%	1.60%
Lazard Emerging Markets Equity Blend Portfolio	1.35%	1.65%
Lazard Emerging Markets Debt Portfolio	1.00%	1.30%
Lazard U.S. High Yield Portfolio	0.55%	0.85%
Lazard U.S. Municipal Portfolio	0.40%	0.70%
Lazard Global Fixed Income Portfolio	0.80%	1.10%
Lazard Capital Allocator Opportunistic Strategies Portfolio	1.02%	1.32%

From May 31, 2012 through May 31, 2013

Lazard Multi-Asset Targeted Volatility Portfolio	0.90%	1.20%

From May 1, 2012 through April 30, 2022

Lazard Global Listed Infrastructure Portfolio	1.30%	1.60%
Lazard International Equity Select Portfolio	1.15%	1.45%
Lazard Emerging Markets Multi-Strategy Portfolio	1.30%	1.60%
Lazard U.S. Realty Equity Portfolio	1.20%	1.50%

*	Lazard U.S. Equity Value Portfolio will change its name to Lazard U.S. Equity Concentrated Portfolio as of May 31, 2012.

From May 1, 2013 through April 30, 2022

Lazard Emerging Markets Debt Portfolio	1.10%	1.40%

May 1, 2012 through April 30, 2015

Lazard U.S. Realty Income Portfolio	1.15%	1.45%
Lazard International Realty Equity Portfolio	1.30%	1.60%